For Immediate Release

Airbee Wireless Receives NASD Clearance for OTCBB Listing

Rockville, Maryland — January 29, 2007 – Airbee Wireless has received clearance from the NASD to begin trading on the OTCBB effective today. The clearance letter is dated January 26, 2007 and was sent to Newbridge Securities who acted as the sponsor for the Rule 15c2-11 submission. Gene Sharer, President and Chief Operating Officer said that “this is an event which has been anticipated for some time and is a major milestone which will allow the company to continue to pursue its business plan.”
About Airbee
Airbee is an innovator of intelligent software solutions for unwired voice and data networking. Products include embedded software, management platform, development tools and services. Airbee technology is licensed by OEMs, silicon providers and integrators. All products are designed and engineered to comply with ZigBee/IEEE 802.15.4 global standards. Airbee technology offers affordability, greater flexibility and shorter time to market, unlike anything else now available. To learn more about Life Unwired™ with Airbee technology inside, please visit www.airbeewireless.com, or call +1 (301) 517-1860.

Legal Notice Regarding Forward-Looking Statements: “Forward-looking statements” may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Airbee Wireless, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, and/or changes in our business strategies.

Airbee Media Relations: 301-517-1860

###